UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2022

Kaspien Holdings Inc.
(Exact Name of Registrant as Specified in Charter)

New York	0-14818	14-1541629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2818 N. Sullivan Rd. Ste 130
Spokane Valley, WA 99216

(Address of Principal Executive Offices, and Zip Code)

(855) 300-2710

Registrant’s Telephone Number, Including Area Code

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, $0.01 par value per share	KSPN	NASDAQ Stock Market

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on a Current Report on Form 8-K filed by Kaspien Holdings Inc. (the “Company”) on March 11, 2022 (the “March 11 8-K”), effective March 11, 2022, Kunal Chopra, former Chief Executive Officer of the Company, is no longer employed by the Company. The Company is filing this amended Current Report on Form 8‑K to reflect that the Company and Mr. Chopra have entered into a separation agreement (the “Separation Agreement”) as of March 30, 2022. Pursuant to the terms of the Separation Agreement, Mr. Chopra will receive his accrued but unpaid base salary through March 11, 2022 (the “Separation Date”) in the amount of $17,307. In consideration for Mr. Chopra releasing the Company from any and all claims and complying with the covenants set forth in the Separation Agreement, the Company will continue to pay Mr. Chopra his base salary for six months from the Separation Date, and the Company will pay Mr. Chopra $150,000 (to be payable in equal installments of $37,500 on each of March 31, 2022, June 30, 2022, September 30, 2022 and December 30, 2022). In addition, the options to purchase 5,000 shares of Company common stock granted to Mr. Chopra on September 3, 2019 and options to purchase 5,000 shares granted to him on September 3, 2021, which had vested prior to the Separation Date, will continue to be exercisable for 90 days after the Separation Date, at which time they will be forfeited for no consideration. All other equity-based compensation awards granted to him are forfeited. Certain restrictive covenants relating to non-solicitation, non-competition and confidentiality contained in Mr. Chopra’s Letter Agreement with the Company dated July 5, 2019, as amended on July 20, 2019, will remain in effect in accordance with their terms.

Also as previously reported on the March 11 8-K, the Company has appointed Brock Kowalchuk as Interim Chief Executive Officer of the Company effective March 11, 2022. The Company is filing this amended Current Report on Form 8-K to reflect additionally that Mr. Kowalchuk and the Company have agreed to the terms of an offer letter (the “Offer Letter”) as of March 28, 2022. Pursuant to the terms of the Offer Letter, Mr. Kowalchuk will have the titles of Interim Chief Executive Officer and Chief Operating Officer of the Company. He will receive a base salary at the annual rate of $280,000, subject to applicable withholdings. He also will be eligible to receive a discretionary performance bonus with a target of $112,000 or 40% of his annual base salary, and a transition bonus of $100,000, $50,000 of which will be payable on each of September 30, 2022 and March 31, 2023. The bonus amounts will be payable only if Mr. Kowalchuk is employed by the Company on the applicable payment dates. He also will receive options to purchase 15,000 shares of Company common stock, pursuant to the Company’s 2005 Long Term Incentive and Share Award Plan, with an exercise price equal to the closing trading price per share on the date of grant and providing for vesting in four equal annual installments beginning on the first anniversary of the date of grant (subject to earlier vesting upon his death, disability or a change of control of the Company).

Mr. Kowalchuk’s Severance and Restrictive Covenant Agreement with the Company dated July 31, 2020 (the “Severance Agreement”) will remain in effect, as amended by the Offer Letter. Pursuant to the terms of the Severance Agreement, if Mr. Kowalchuk’s employment is terminated by the Company without “Cause” or by him for “Good Reason” (as those terms are defined therein), Mr. Kowalchuk will be entitled to receive (i) his base salary earned through his final date of active employment plus accrued but unused vacation pay, (ii) any unpaid annual bonus earned for the year preceding the termination date, (iii) the continuation of his base salary for a six-month period beginning on the termination date, and (iv) certain payments toward the cost of health benefits for up to six months following termination, provided that the amounts in (ii), (iii) and (iv) are contingent on Mr. Kowalchuk’s release of claims against the Company and its affiliates. Mr. Kowalchuk also has agreed to certain restrictive covenants relating to non-competition, non-solicitation and confidentiality. The Offer Letter provides that Mr. Kowalchuk’s ceasing to be Interim Chief Executive Officer and/or Chief Operating Officer will not constitute “Good Reason” for this purpose.

The foregoing descriptions of the Separation Agreement, the Offer Letter and the Severance Agreement are only summaries of the material terms thereof, do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement, the Offer Letter and the Severance Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Kunal Chopra Separation Agreement dated as of March 30, 2022
10.2	Brock Kowalchuk Offer Letter dated as of March 28, 2022
10.3	Brock Kowalchuk Severance Agreement dated as of July 31, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2022	Kaspien Holding Inc.

	By:	/s/ Edwin Sapienza
Name: Edwin Sapienza
Title: Chief Financial Officer